Exhibit 4.1

Execution Version

LIBERTY MEDIA CORPORATION,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Supplemental Indenture

Dated as of April 15, 2016

1.375% Cash Convertible Senior Notes due 2023

SUPPLEMENTAL INDENTURE, dated as of April 15, 2016 (this “Supplemental Indenture”), between Liberty Media Corporation, a Delaware corporation, as issuer (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into the Indenture, dated as of October 17, 2013 (the “Original Indenture” and as amended and supplemented by this Supplemental Indenture, the “Indenture”), pursuant to which the Company has issued its 1.375% Cash Convertible Senior Notes due 2023;

WHEREAS, on April 11, 2016, at a special meeting of stockholders of the Company, the Company received the requisite vote of its stockholders to amend and restate its certificate of incorporation to, among other things, reclassify and exchange (the “Reclassification”) its outstanding common stock by exchanging the shares of such common stock for newly issued shares of three new tracking stocks, to be designated the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Media common stock;

WHEREAS, pursuant to the Reclassification, each outstanding share of Series A Common Stock (as defined in the Original Indenture) will be reclassified and exchanged by exchanging each such share for the following upon the cancellation thereof: 1.0 share of Series A Liberty SiriusXM common stock; 0.10 of a share of Series A Liberty Braves common stock; and 0.25 of a share of Series A Liberty Media common stock;

WHEREAS, the Reclassification shall become effective upon the filing of the Company’s Amended and Restated Certificate of Incorporation (the “Restated Charter”) with the Delaware Secretary of State pursuant to the General Corporation Law of the State of Delaware (the “Reclassification Effective Time”);

WHEREAS, the Reclassification constitutes a “Merger Event” and the shares of tracking stock to be issued in reclassification of and exchange for the Series A Common Stock constitute “Reference Property” under Section 12.05 of the Original Indenture, thereby requiring the Company to execute with the Trustee a supplemental indenture providing for the payment by the Company, upon conversion of the Notes, of cash in an amount that is based upon the Reference Property in lieu of the Series A Common Stock;

WHEREAS, in accordance with Section 12.05 of the Original Indenture, the supplemental indenture is to provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 12 of the Original Indenture;

WHEREAS, Section 9.01 of the Original Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holders:  (i) pursuant to clause (a) of Section 9.01, to cure any ambiguity, omission, defect or inconsistency in the Original Indenture or the Notes in a manner that does not adversely affect the rights of any Noteholder; (ii) pursuant to clause (f) of Section 9.01, to add to the covenants of the Company such further covenants, restrictions or conditions for the benefit of the Noteholders or surrender any right or power conferred upon the Company; and (iii) pursuant to clause (g) of Section 9.01, to make any changes that do not adversely affect the rights of any holder in any material respect;

WHEREAS, the Company and the Trustee are entering into this Supplemental Indenture in accordance with Section 9.01(a), (f) and (g) and Section 12.05 of the Original Indenture that, among other things:  (i) make the Notes convertible into cash based upon the Reference Property; (ii) provides for adjustments that, in the determination of the Company, are as nearly equivalent as may be practicable to the adjustments provided in Section 12 of the Original Indenture; and (iii) make such other changes that, in the determination of the Company, add to the covenants of the Company for the benefit of the Noteholders or do not adversely affect the rights of any holder in any material respect that are necessary or appropriate due to the Notes being convertible into cash based upon the Reference Property rather than the Series A Common Stock;

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Noteholders, as follows:

SECTION 1.	Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Original Indenture.

SECTION 2.	Effectiveness.

The terms of this Supplemental Indenture shall become effective, without further action on the part of the Company, the Trustee or any Noteholder, from and after the Reclassification Effective Time.

SECTION 3.	Amendments to Original Indenture

(a) For all purposes of the Indenture, this Supplemental Indenture and the Notes, the definitions of the following terms in Section 1.01 of the Original Indenture are amended and restated to read in full as follows:

“Cash Settlement Averaging Period” means, with respect to any Note surrendered for conversion, the forty consecutive Trading Day period for the Securities Basket beginning on, and including, the third Trading Day for the Securities Basket immediately following the Conversion Date for such Note; provided that, with respect to any Conversion Date occurring during the period beginning on, and including, April 15, 2023 and ending at the close of business on the second Business Day immediately prior to the Maturity Date, the “Cash Settlement Averaging Period” means the forty consecutive Trading Day period for the Securities Basket beginning on, and including, the forty-second Scheduled Trading Day for the Securities Basket prior to the Maturity Date.

“Common Stock” means, subject to Section 12.04 and Section 12.05, shares of each Group Common Stock, to the extent such Group Common Stock is included in the Securities Basket at the applicable time.

“Conversion Trigger Price” shall have the meaning specified in Section 12.01(b)(iv).

“Daily Settlement Amount” means, for each of the forty consecutive Trading Days for the Securities Basket during the Cash Settlement Averaging Period, one 40th (1/40th) of the

product of (i) the applicable Conversion Rate on such Trading Day and (ii) the Daily VWAP of the Securities Basket on such Trading Day.

“Daily VWAP”, in respect of any Trading Day for the Securities Basket, means the sum of (i) the product of (x) the per share volume-weighted average price of the Liberty Braves Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BATRA <equity> AQR” (or its equivalent successor if such page is not available) for such Trading Day and (y) the number of shares of Liberty Braves Common Stock included in the Braves Component on such Trading Day, plus (ii) the product of (x) the per share volume-weighted average price of the Liberty Media Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LMCA <equity> AQR” (or its equivalent successor if such page is not available) for such Trading Day and (y) the number of shares of Liberty Media Common Stock included in the Media Component on such Trading Day, plus (iii) the product of (x) the per share volume-weighted average price of the Liberty SiriusXM Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LSXMA <equity> AQR” (or its equivalent successor if such page is not available) for such Trading Day and (y) the number of shares of Liberty SiriusXM Common Stock included in the SiriusXM Component on such Trading Day, in each case in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable for any Group Common Stock, the market value of such Group Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Ex-Dividend Date” means, with respect to any issuance, dividend or distribution in which the holders of any Group Common Stock have the right to receive any cash, securities or other property, the first date on which the shares of such Group Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Fundamental Change” means the occurrence after the original issuance of the Notes of any of the following events:

(a)any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Company or its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act (an “Exchange Act Report”) disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of (i) shares of one or more Group Common Stocks representing in the aggregate, as of the date of filing of such Exchange Act Report, more than 50% (or, in the case of a Permitted Holder, 60%) of the Company Market Capitalization, or (ii) the Company’s Common Equity representing more than 50% (or, in the case of a Permitted Holder, 60%) of the voting power of the Company’s Common Equity;

(b)consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Company pursuant to which each Group Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s Subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of the Company’s Common Equity immediately prior to such event, own, directly or indirectly, more than 50% of the voting power of all classes of Common Equity of the continuing or surviving person or transferee or the parent thereof immediately after such event with such holders’ proportional voting power immediately after such event being in substantially the same proportions as their respective voting power before such event shall not be a Fundamental Change;

(c)the first day on which Continuing Directors cease to constitute at least a majority of the Board of Directors;

(d)the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)the Liberty Braves Common Stock, the Liberty Media Common Stock or the Liberty SiriusXM Common Stock (or any series of securities on the basis of the trading price of which the Settlement Amount is then calculated) ceases to be listed on at least one U. S. national securities exchange, unless the event giving rise to such delisting results in an adjustment to the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket or the creation of or the adjustment to Reference Property, as defined in Section 12.05, provided, however, (x) a filing that would otherwise constitute a Fundamental Change under clause (a) above will not constitute a Fundamental Change if (i) the filing occurs in connection with a transaction in which each Group Common Stock is replaced by the securities of another corporation, partnership, limited liability company or similar entity, and (ii) no such filing is made or is in effect with respect to Common Equity representing more than 50% of the voting power of such other entity, and (y) no transaction or event described in clause (a) or (b) above will constitute a Fundamental Change if at least 90% of the consideration received by the holders of each Group Common Stock, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted the Fundamental Change consists of shares of Publicly Traded Securities, and as a result of the event, the Notes become convertible into cash based upon such consideration, excluding cash payments for fractional shares (subject to the provisions of Section 12.02(a)).

Any Spin-Off or Redemptive Split-Off of all or substantially all of the Company’s property and assets will constitute a Fundamental Change, unless after giving effect to the Spin-Off or Redemptive Split-Off, the Notes become convertible pursuant to their terms into cash based upon the value of Publicly Traded Securities of the Successor Entity that are distributed to the holders of Group Common Stock, in the case of a Spin-Off, or issued in redemption of shares of Group Common Stock, in the case of a Redemptive Split-Off.

For purposes of this definition, whether a “person” is a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

After any transaction in which each Group Common Stock is replaced by the securities of another entity pursuant to Section 12.05, should one occur, following completion of any related Make-Whole Fundamental Change Period and any related Fundamental Change Repurchase

Date, references to the Company in the definition of “Fundamental Change” above will apply to such other entity instead.

“Last Reported Sale Price” of a Group Common Stock, or of any other Capital Stock or similar equity interest, on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which such Group Common Stock (or other security) is listed for trading. The Last Reported Sale Price will be determined without reference to after-hours or extended market trading. If a Group Common Stock (or other security) is not listed for trading on a U.S. securities exchange on the relevant date, then the “Last Reported Sale Price” of such Group Common Stock (or other security) will be the last quoted bid price for such Group Common Stock (or other security) in the over-the-counter market on the relevant date as reported by the OTC Markets Group, Inc. or similar organization.  If a Group Common Stock (or other security) is not so quoted, the “Last Reported Sale Price” of such Group Common Stock (or other security) will be determined by a U.S. nationally recognized independent investment banking firm selected by the Company for this purpose.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change under clause (a) or (b) of the definition thereof (determined without regard to the proviso in clause (b) of such definition and without regard to the references to “Permitted Holders” in such definition, but subject to the paragraphs immediately following clause (e) of the definition).  For the avoidance of doubt, the proviso following clause (e) of the definition of “Fundamental Change” shall be given full effect for purposes of the preceding sentence. Any Spin-Off or Redemptive Split-Off of all or substantially all of the Company’s property and assets will constitute a Make-Whole Fundamental Change, unless after giving effect to the Spin-Off or Redemptive Split-Off, the Notes become convertible pursuant to their terms into cash based upon the value of the Publicly Traded Securities of the Successor Entity that are distributed to holders of the applicable Group Common Stock, in the case of a Spin-Off, or issued in redemption of the applicable Group Common Stock, in the case of a Redemptive Split-Off.

“Market Disruption Event,” with respect to a Group Common Stock, means (a) a failure by the primary exchange or quotation system on which such Group Common Stock trades or is quoted, as the case may be, to open for trading during its regular trading session or (b) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Trading Day for such Group Common Stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise) in such Group Common Stock or in any options, contracts or futures contracts relating to such Group Common Stock.

“Record Date” shall have the meaning specified in Section 12.04(h).

“Stock Price” means (a) in the case of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change in which holders of each Group Common Stock receive solely cash consideration in connection with such Make-Whole Fundamental Change, the sum of (i) the product of (x) the amount of cash paid per share of Liberty Braves Common Stock and (y) the number of shares of Liberty Braves Common Stock included in the Braves Component as of the date of determination plus (ii) the product of (x) the amount of cash paid per share of Liberty Media Common Stock and (y) the number of shares of Liberty Media Common Stock included in the Media Component as of the date of determination plus (iii) the product of (x) the amount of cash paid per share of Liberty SiriusXM Common Stock and (y) the number of shares of Liberty SiriusXM Common Stock included in the SiriusXM Component as of the date of determination, and (b) in the case of all other Make-Whole Fundamental Changes, the sum of (i) the product of (x) the average of the Last Reported Sale Prices per share of the Liberty Braves Common Stock over the period of five consecutive Trading Days for the Securities Basket ending on, and including, the Trading Day for the Securities Basket immediately preceding the Effective Date of such Make-Whole Fundamental Change and (y) the number of shares of Liberty Braves Common Stock included in the Braves Component as of the date of determination plus (ii) the product of (x) the average of the Last Reported Sale Prices per share of the Liberty Media Common Stock over the period of five consecutive Trading Days for the Securities Basket ending on, and including, the Trading Day for the Securities Basket immediately preceding the Effective Date of such Make-Whole Fundamental Change and (y) the number of shares of Liberty Media Common Stock included in the Media Component as of the date of determination plus (iii) the product of (x) the average of the Last Reported Sale Prices per share of the Liberty SiriusXM Common Stock over the period of five consecutive Trading Days for the Securities Basket ending on, and including, the Trading Day for the Securities Basket immediately preceding the Effective Date of such Make-Whole Fundamental Change and (y) the number of shares of Liberty SiriusXM Common Stock included in the SiriusXM Component as of the date of determination.  The Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate or number of shares in any Component that becomes effective, or any event requiring an adjustment to the Conversion Rate or number of shares in a Component where the Ex-Dividend Date of the event occurs, during such five consecutive Trading Day period.

“Trading Day” means (i), when used with respect to a Group Common Stock, Capital Stock or similar equity interest, a day during which trading in such Group Common Stock (or other security) generally occurs on the primary exchange or quotation system on which such Group Common Stock (or other security) then trades or is quoted and there is no Market Disruption Event as to such Group Common Stock (or other security) and (ii), when used with respect to the Securities Basket, a day during which trading in each Group Common Stock generally occurs on the primary exchange or quotation system on which such Group Common Stock then trades or is quoted and there is no Market Disruption Event as to any Group Common Stock. If a Group Common Stock (or other security for which a Last Reported Sale Price or Daily VWAP must be determined) is not so traded or quoted, “Trading Day” as to such Group Common Stock (or other security) means “Business Day.”

“Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Company for $2.0 million principal amount of Notes (expressed as a price per $1,000 principal amount) at approximately 3:30 p.m., New York City time, on such determination date from two independent U.S. nationally recognized securities dealers selected by the Company, which may include the Initial Purchasers; provided that if two such bids cannot reasonably be obtained by the Company, but one such bid is obtained, then that one bid shall be used.  If the Company cannot reasonably obtain at least one bid for $2.0 million principal amount of Notes from a U.S. nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the Conversion Value.

“Unrestricted Global Note” shall have the meaning specified in Section 2.11.

(b) For all purposes of the Indenture and the Securities, Section 1.01 of the Indenture is amended by adding the following defined terms in appropriate alphabetical order:

“Adjusted Number” shall have the meaning specified in Section 12.04(g).

“Braves Component” means the portion of the Securities Basket initially consisting of 0.10 of a share of Liberty Braves Common Stock (subject to adjustment as provided in Section 12.04 and subject to Section 12.05).

“Braves Group” shall have the meaning assigned thereto in the Restated Charter.

“Company Market Capitalization” means, as of the date of determination, the sum of the products of the number of outstanding shares of each Group Common Stock as of such date of determination, multiplied by the Last Reported Sale Price of such Group Common Stock as of such date.

“Component” means the Braves Component, the Media Component or the SiriusXM Component.

“Conversion Value” shall have the meaning specified in Section 12.01(b)(i).

“Distributed Security” shall have the meaning specified in Section 12.04(c)(ii).

“Excluded Group Common Stock” means each of the Series B Liberty Braves Common Stock of the Company, par value $0.01 per share, the Series C Liberty Braves Common Stock of the Company, par value $0.01 per share, the Series B Liberty Media Common Stock of the Company, par value $0.01 per share, the Series C Liberty Media Common Stock of the Company, par value $0.01 per share, the Series B Liberty SiriusXM Common Stock of the Company, par value $0.01 per share, or the Series C Liberty SiriusXM Common Stock of the Company, par value $0.01 per share.

“Group” means the Braves Group, the Media Group or the SiriusXM Group.

“Group Common Stock” means each of the Liberty Braves Common Stock, the Liberty Media Common Stock or the Liberty SiriusXM Common Stock, in each case to the extent such Group Common Stock is included in the Securities Basket at the applicable time.

“Last Securities Basket Price” on any Trading Day for the Securities Basket means the sum of (i) the product of (x) the Last Reported Sale Price of the Liberty Braves Common Stock on that Trading Day and (y) the number of shares of Liberty Braves Common Stock included in the Braves Component on that Trading Day, plus (ii) the product of the Last Reported Sale Price of the Liberty Media Common Stock on that Trading Day and (y) the number of shares of Liberty Media Common Stock included in the Media Component on that Trading Day, plus (iii) the product of (x) the Last Reported Share Price of the Liberty SiriusXM Common Stock on that Trading Day and (y) the number of shares of Liberty SiriusXM Common Stock included in the SiriusXM Component on that Trading Day.

“Liberty Braves Common Stock” means, subject to Section 12.04 and Section 12.05, shares of Series A Liberty Braves Common Stock of the Company, par value $0.01 per share.

“Liberty Media Common Stock” means, subject to Section 12.04 and Section 12.05, shares of Series A Liberty Media Common Stock of the Company, par value $0.01 per share.

“Liberty SiriusXM Common Stock” means, subject to Section 12.04 and Section 12.05, shares of Series A Liberty SiriusXM Common Stock of the Company, par value $0.01 per share.

“Mandatory Conversion Event” shall mean any conversion effected pursuant to Section A.2(e)(ii), Section A.2(f)(ii) or Section A.2(g)(ii) of the Restated Charter.

“Mandatory Distribution Event” shall mean any dividend effected pursuant to Section A.2(e)(ii), Section A.2(f)(ii) or Section A.2(g)(ii) of the Restated Charter.

“Mandatory Redemption Event” shall mean any redemption effected pursuant to Section A.2(e)(ii), Section A.2(f)(ii) or Section A.2(g)(ii) of the Restated Charter.

“Media Component” means that portion of the Securities Basket initially consisting of 0.25 of a share of Liberty Media Common Stock (subject to adjustment as provided in Section 12.04 and subject to Section 12.05).

“Media Group” has the meaning assigned thereto in the Restated Charter.

“Optional Conversion Event” means any conversion effected pursuant to Section A.2(b)(ii), Section A.2(b)(iii), Section A.2(b)(iv), Section A.2(b)(v), Section A.2(b)(vi) or Section A.2(b)(vii) of the Restated Charter.

“Partially Redeemed Group Common Stock” shall have the meaning specified in Section 12.04(g).

“Partially Redeemed Group Shares” shall have the meaning specified in Section 12.04(g).

“Partial Redemptive Split-Off” shall have the meaning specified in Section 12.04(g).

“Redeemed Group Common Stock” shall have the meaning specified in Section 12.04(f).

“Redemptive Split-Off” shall have the meaning specified in Section 12.04(f).

“Resale Restriction Termination Date” shall have the meaning specified in Section 2.05(d).

“Restated Charter” means the Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on April 15, 2016, as it may be subsequently amended, modified, supplemented and/or restated.

“Securities Basket” means (subject to adjustment as provided in Section 12.04 and subject to Section 12.05) the Braves Component, the Media Component and the SiriusXM Component.

“SiriusXM Component” means that portion of the Securities Basket initially consisting of 1.0 share of Liberty SiriusXM Common Stock (subject to adjustment as provided in Section 12.04 and subject to Section 12.05).

“SiriusXM Group” has the meaning assigned thereto in the Restated Charter.

“Successor Redemptive Event” means the redemption of outstanding shares of one or more of the Group Common Stocks for shares of Capital Stock or any class or series, or similar equity interests, of any Person, pursuant to which all or substantially all of the Company’s property and assets have been disposed, transferred or otherwise separated from the Company.

“Successor Entity” shall have the meaning specified in Section 12.04(c)(iii).

(c) Section 6.01(c) of the Original Indenture is amended and restated to read in full as follows:

“(c)default in the performance, or breach, of any covenant or agreement of the Company in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (a), (b), (f) or (g) of this Section 6.01), and continuance of such default or breach for a period of sixty days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;”

(d) Section 12.01 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.01Conversion Privilege.

(a)Upon compliance with the provisions of this Article 12, a Noteholder shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note (i) subject to satisfaction of the conditions set forth in Section 12.01(b), at any time prior to April 15, 2023, under the circumstances and during the periods set forth in Section 12.01(b), and (ii) irrespective of the conditions set forth in Section 12.01(b), on or after April 15, 2023, and prior to the close of business on the second Business Day immediately preceding the Maturity Date, in each case, at a conversion rate (the “Conversion Rate”) of 21.0859 Securities Baskets (subject to adjustment as provided in Section 12.04 of the Indenture) per $1,000 principal amount of Notes (subject to the settlement provisions of Section 12.02, the “Conversion Obligation”).  A Noteholder may convert a portion (less than all) of its Notes only if the Notes the Noteholder retains are in a Permitted Denomination.

(b)(i)Prior to April 15, 2023, the Notes may be surrendered for conversion during the five Business Day period immediately after any five consecutive Trading Day period for the Securities Basket (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes for each Trading Day of such Measurement Period was less than 98% of the product of the then applicable Conversion Rate on such Trading Day and the Last Securities Basket Price for such Trading Day (such product, the “Conversion Value”). The Company shall have no obligation to determine the Trading Price of the Notes unless a Noteholder provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the Conversion Value at such time, at which time the Company shall determine the Trading Price of the Notes beginning on the next Trading Day for the Securities Basket and on each successive such Trading Day until the Trading Price per $1,000 principal amount of the Notes is greater than or equal to 98% of the Conversion Value on such Trading Day.  Any such determination will be conclusive absent manifest error. If, upon presentation of such reasonable evidence by a Noteholder, the Company does not determine the Trading Price of the Notes as provided in the preceding sentence, then the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the Conversion Value.  If the Trading Price condition set forth above has been met, the Company shall so notify the Noteholders, the Trustee and the Conversion Agent and shall issue a press release (and make the press release available on its website) announcing the satisfaction of the condition.  If, at any time after the Trading Price condition set forth above has been met, the Trading Price per $1,000 principal amount of the Notes on any Trading Day for the Securities Basket is greater than or equal to 98% of the Conversion Value on such Trading Day, the Company shall so notify the Noteholders, the Trustee and the Conversion Agent in writing.

(ii)In the event that the Company elects to:

(A)distribute to all or substantially all holders of a Group Common Stock any rights, options or warrants entitling them, for a period of not more than sixty calendar days after the record date for such distribution, to subscribe for or purchase such Group Common Stock, at a price per share less than the Last Reported Sale Price of such Group Common Stock for the Trading Day for such Group Common Stock immediately preceding the declaration date for such distribution; or

(B)distribute to all or substantially all holders of a Group Common Stock the Company’s assets, debt securities, or rights to purchase securities of the Company, which distribution has a per share value (as determined by the Board of Directors) exceeding 10% of the Last Reported Sale Price of such Group Common Stock on the Trading Day for such Group Common Stock immediately preceding the date of declaration for such distribution, then, in each case, the Company shall notify all holders of the Notes, the Trustee and the Conversion Agent not less than fifty Business Days prior to the proposed Ex-Dividend Date for such distribution and will update such notice promptly if the proposed Ex-Dividend Date subsequently changes.  Once the Company has given such notice, the Notes may be surrendered for conversion at any time until the earlier of (1) the close of business on the second Business Day immediately prior to such Ex-Dividend Date and (2) the Company’s announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time.  No Noteholder may exercise this right to convert if the Noteholder otherwise may participate in such distribution without conversion (based upon the then-applicable Conversion Rate and the number of shares of the Group Common Stock that receive such distribution in the applicable Component of the Securities Basket and upon the same terms as holders of such Group Common Stock).

(iii)In the event of a Fundamental Change (determined without regard to the proviso immediately following clause (e) of such definition) or a Make-Whole Fundamental Change, a Noteholder may surrender Notes for conversion at any time from and after the fiftieth Business Day prior to the anticipated effective date of such Fundamental Change or a Make-Whole Fundamental Change, as the case may be, until the second Business Day immediately preceding the Fundamental Change Repurchase Date corresponding to such Fundamental Change (or, in the case of a Make-Whole Fundamental Change that does not constitute a Fundamental Change by virtue of the parenthetical in the definition of Make-Whole Fundamental Change, the fiftieth Trading Day immediately following such effective date).  The Company shall give notice of the anticipated effective date of any Fundamental Change or Make-Whole Fundamental Change, as the case may be, as soon as practicable after the Company first determines the anticipated effective date of such Fundamental Change or Make-Whole Fundamental Change, as the case may be, and shall use commercially reasonable efforts to make such determination in time to give such notice no later than fifty Business Days in advance of such anticipated effective date; provided that the Company will not be required to give such notice more than fifty Business Days in advance of such anticipated effective date, and will update such notice promptly if the anticipated effective date subsequently changes.

(iv)Prior to April 15, 2023, the Notes may be surrendered for conversion in any Fiscal Quarter after the Fiscal Quarter ending December 31, 2013, if the Last Securities Basket Price of the Securities Basket for at least twenty Trading Days for the Securities Basket in a period of forty consecutive Trading Days for the Securities Basket ending on, and including, the last such Trading Day of the immediately preceding Fiscal Quarter is equal to or more than 130% of the then-applicable Conversion Price on the last day of such preceding Fiscal Quarter (such price, the “Conversion Trigger Price”).  The Company shall promptly determine, at the beginning of each Fiscal Quarter after the fiscal quarter ending December 31, 2013, whether the Notes may be surrendered for conversion in accordance with this clause (iv) and shall promptly notify the Trustee.”

(e) Section 12.02(c) of the Original Indenture is amended and restated to read in full as follows:

“(c)A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the holder has complied with the requirements set forth in clause (b) of this Section 12.02.  The Company shall pay the cash due in respect of its Conversion Obligation on the third Trading Day for the Securities Basket immediately following the last Trading Day of the Cash Settlement Averaging Period; provided, however, if, prior to the Conversion Date for any converted Notes, the Securities Basket has been replaced by Reference Property consisting solely of cash pursuant to Section 12.05, the Company will deliver such cash due in respect of its Conversion Obligation on the tenth Business Day immediately following the relevant Conversion Date.  Notwithstanding the foregoing, if any information required in order to calculate the amount of cash due in respect of the Company’s Conversion Obligation will not be available as of the applicable delivery date, the Company will make delivery of the additional consideration resulting from such adjustment on the third Trading Day for the Securities Basket after the earliest Trading Day for the Securities Basket on which such calculation can be made.”

(f) Section 12.03 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.03Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes.   (a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with this Article 12, at any time from, and including, the effective date (the “Effective Date”) of a Make-Whole Fundamental Change until, and including, the close of business on the second Business Day immediately preceding the related Fundamental Change Repurchase Date corresponding to such Make-Whole Fundamental Change, or the fortieth Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change (in the case of a Make-Whole Fundamental Change that does not constitute a Fundamental Change by virtue of the parenthetical in the definition of Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”), shall be increased to an amount equal to the Conversion Rate that would, but for this Section 12.03, otherwise apply to such Note pursuant to this Article 12, plus an amount equal to the Make-Whole Conversion Rate Adjustment.

As used herein, “Make-Whole Conversion Rate Adjustment” shall mean, with respect to a Make-Whole Fundamental Change, the amount set forth in the following table that corresponds to the Effective Date of such Make-Whole Fundamental Change and the Stock Price for such Make-Whole Fundamental Change, all as determined by the Company:

Make-Whole Conversion Rate Adjustment

Stock Price
Effective Date	$38.71	$42.40	$47.43	$53.00	$59.63	$66.26	$72.88	$86.13	$106.01	$132.51	$159.01	$198.77
October 17, 2013	4.7442	3.9993	3.2303	2.6036	2.0644	1.6727	1.3788	0.9758	0.6226	0.3698	0.2290	0.1132
October 15, 2014	4.7442	3.9235	3.1420	2.5107	1.9731	1.5855	1.2976	0.9075	0.5709	0.3332	0.2022	0.0951
October 15, 2015	4.7442	3.8944	3.0858	2.4391	1.8946	1.5067	1.2222	0.8418	0.5215	0.3000	0.1800	0.0823
October 15, 2016	4.7442	3.8748	3.0315	2.3640	1.8089	1.4206	1.1392	0.7701	0.4683	0.2649	0.1566	0.0694
October 15, 2017	4.7442	3.8457	2.9613	2.2708	1.7059	1.3173	1.0411	0.6882	0.4090	0.2275	0.1324	0.0566
October 15, 2018	4.7442	3.8012	2.8677	2.1504	1.5769	1.1909	0.9229	0.5924	0.3426	0.1872	0.1075	0.0441
October 15, 2019	4.7442	3.7280	2.7375	1.9915	1.4105	1.0324	0.7792	0.4800	0.2690	0.1449	0.0823	0.0317
October 15, 2020	4.7442	3.6118	2.5481	1.7708	1.1890	0.8286	0.6000	0.3483	0.1879	0.1004	0.0562	0.0192
October 15, 2021	4.7442	3.4178	2.2594	1.4508	0.8848	0.5637	0.3777	0.1992	0.1038	0.0558	0.0306	0.0072
October 15, 2022	4.7442	3.0718	1.7633	0.9343	0.4403	0.2166	0.1166	0.0491	0.0245	0.0113	0.0030	0.0000
October 15, 2023	4.7442	2.4972	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

provided, however, that:

(i) if the actual Stock Price of such Make-Whole Fundamental Change is between two Stock Prices listed in the table above under the row titled “Stock Price,” or if the actual Effective Date of such Make-Whole Fundamental Change is between two Effective Dates listed in the table above in the column immediately below the title “Effective Date,” then the Make-Whole Conversion Rate Adjustment for such Make-Whole Fundamental Change shall be determined by the Company by straight-line interpolation between the Make-Whole Conversion Rate Adjustment set forth for such higher and lower Stock Prices, or for such earlier and later Effective Dates based on a 365-day year, as applicable;

(ii) if the actual Stock Price of such Make-Whole Fundamental Change is greater than $198.75 per Securities Basket (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), or if the actual Stock Price of such Make-Whole Fundamental Change is less than $38.71 per Securities Basket (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), then the Make-Whole Conversion Rate Adjustment shall be equal to zero and this Section 12.03 shall not require the

Company to increase the Conversion Rate with respect to such Make-Whole Fundamental Change;

(iii) if an event occurs that requires, pursuant to this Article 12 (other than solely pursuant to this Section 12.03), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each price set forth in the table above under the row titled “Stock Price” shall be deemed to be adjusted so that such Stock Price, at and after such time, shall be equal to the product of (1) such Stock Price as in effect immediately before such adjustment to such Stock Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article 12, immediately after such adjustment to the Conversion Rate;

(iv) each Make-Whole Conversion Rate Adjustment set forth in the table above shall be adjusted in the same manner in which, at the same time and for the same events for which, the Conversion Rate is to be adjusted pursuant to Section 12.04;

(v) in no event will the Conversion Rate exceed 25.8301 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 12.04; and

(vi) If any Noteholder converts such holder’s Notes prior to or following the Make-Whole Fundamental Change Period, such holder will not be entitled to receive the increased Conversion Rate resulting from the Make-Whole Conversion Rate Adjustment in connection with such conversion.

(b)As soon as practicable after the Company determines the anticipated Effective Date of any proposed Make-Whole Fundamental Change, the Company shall mail to each Noteholder, the Trustee and the Conversion Agent written notice of, and shall issue a press release indicating, and publish on the Company’s website, the anticipated Effective Date of such proposed Make-Whole Fundamental Change and shall use commercially reasonable efforts in time to give such notice no later than thirty Business Days in advance of such anticipated Effective Date, and will update such notice and press release promptly if the anticipated Effective Date subsequently changes; provided that the Company shall not be required to give such notice or issue such press release more than thirty Business Days in advance of such anticipated Effective Date and will update its notice and press release promptly if the anticipated Effective Date subsequently changes.  Each such press release notice, announcement and publication shall also state that in connection with such Make-Whole Fundamental Change, the Company shall increase, in accordance herewith, the Conversion Rate applicable to Notes entitled as provided herein to such increase (along with a description of how such increase shall be calculated and the time periods during which Notes must be surrendered in order to be entitled to such increase).  No later than five Business Days after the actual Effective Date of each Make-Whole Fundamental Change, the Company shall mail to each Noteholder, the Trustee and the Conversion Agent written notice of, and shall issue a press release indicating, and publish on the Company’s website, such Effective Date and the amount by which the Conversion Rate has been so increased.

Nothing in this Section 12.03 shall prevent an adjustment to the Conversion Rate or to the number of shares of any Group Common Stock in a Component of the Securities Basket pursuant to Section 12.04 in respect of a Make-Whole Fundamental Change.”

(g) Section 12.04 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.04Adjustment of Conversion Rate or Components of the Securities Basket.  The Conversion Rate, or the number of shares of a Group Common Stock included in one or more Components of the Securities Basket, shall be adjusted from time to time by the Company as follows:

(a)If the Company issues solely shares of a Group Common Stock as a dividend or distribution on all or substantially all of the shares of such Group Common Stock, or if the Company effects a share split or share combination of a Group Common Stock, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket will be adjusted based on the following formula:

GCS GCS0	x	OS OS0

where,

GCS0	=

the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the Business Day immediately following the effective date of such share split or share combination, as the case may be;

GCS	=

the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Business Day immediately following the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of such Group Common Stock outstanding immediately prior to such dividend, distribution, share split or share combination, as the case may be; and
OS	=	the number of shares of such Group Common Stock outstanding immediately after such dividend, distribution, share split or share combination, as the case may be.

Such adjustment to the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall become effective immediately after the opening of business on the Ex-Dividend Date for such dividend or distribution, or the Business Day immediately following the effective date for such share split or share combination.  If any dividend or distribution of the type described in this Section 12.04(a) is declared but not so paid or made, or the outstanding shares of such Group Common Stock are not split or combined, as the case may be, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of such Group Common Stock, as the case may be, to the number of shares that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b)If the Company distributes to all or substantially all holders of a Group Common Stock any rights, options or warrants entitling them for a period of not more than sixty calendar days from the record date for such distribution to subscribe for or purchase shares of such Group Common Stock, at a price per share less than the average of the Last Reported Sale Prices of such Group Common Stock for the ten consecutive Trading Day period for such Group Common Stock ending on, and including, the Trading Day immediately preceding the declaration date for such distribution, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be increased based on the following formula:

GCS GCS0	x	OS0 + X OS0 + Y

where,

GCS0	=	the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
GCS	=	the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the Ex-Dividend Date for such distribution;
OS0	=	the number of shares of such Group Common Stock that are outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;
X	=	the total number of shares of such Group Common Stock issuable pursuant to such rights, options or warrants; and
Y	=

the number of shares of such Group Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of such Group Common Stock over the ten consecutive Trading Day period for such Group Common Stock ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date relating to such distribution of such rights, options or warrants.

Such adjustment to the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.  To the extent that shares of such Group Common Stock are not delivered after the expiration of such rights, options or warrants, the number of shares of such Group Common Stock in the applicable Component shall be immediately readjusted to the number of shares that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of such Group Common Stock actually delivered.  If such rights, options or warrants are not so issued, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall again be adjusted to be the number of shares that would then be in effect if such Ex-Dividend Date for such distribution had not been fixed.

For purposes of this Section 12.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of a Group Common Stock at less than the average of the Last Reported Sale Prices of such Group Common Stock for each Trading Day for such Group Common Stock in the applicable ten consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.  In no event shall the number of shares of Group Common Stock in any Component be decreased pursuant to this Section 12.04(b).

(c)If the Company shall distribute shares of its Capital Stock, evidences of its indebtedness or other of its assets or property other than (i) dividends or distributions (including share splits) covered by Section 12.04(a) or Section 12.04(b), (ii) dividends or distributions paid exclusively in cash and covered by Section 12.04(d), (iii) Spin-Offs or Mandatory Distribution Events to which the provisions set forth below in this Section 12.04(c) shall apply, (iv) Redemptive Split-Offs to which the provisions set forth below in Section 12.04(f) shall apply, (v) Partial Redemptive Split-Offs to which the provisions set forth below in Section 12.04(g) shall apply and (vi) dividends or distributions of any series of the Company’s Capital Stock that are eligible for treatment as “reference property” covered by Section 12.05 (any of such shares of Capital Stock, indebtedness, or other asset or property hereinafter in this Section 12.04(c) called the “Distributed Property”), to all or substantially all holders of a Group Common Stock, then, in each such case the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be increased based on the following formula:

GCS GCS0	x	SP0 SP0 – FMV

where,

GCS0	=	the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
GCS	=	the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the Ex-Dividend Date for such distribution;
SP0	=

the average of the Last Reported Sale Prices of such Group Common Stock over the ten consecutive Trading Day period for such Group Common Stock ending on, and including, the Trading Day for such Group Common Stock immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=

the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of such Group Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

Such adjustment to the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall become effective immediately prior to the opening of business on the Ex-Dividend Date for such distribution; provided that if “FMV” as set forth above is equal to or greater than “SP0” of the Group Common Stock that receives the distribution as set forth above, in lieu of the foregoing adjustment, adequate provisions shall be made so that each Noteholder shall have the right to receive on conversion in respect of each $1,000 principal amount of the Notes held by such holder, in addition to the Settlement Amount in respect of the number of Securities Baskets represented by the Conversion Rate, the amount and kind of Distributed Property such holder would have received had such holder owned a number of shares of such Group Common Stock equal to the product of (x) the number of shares of such Group Common Stock in the applicable Component immediately prior to the open of business on the Ex-Dividend Date for such distribution and (y) the Conversion Rate immediately prior to the Record Date for such distribution.  If such distribution is not so paid or made, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be immediately readjusted to be the number of shares that would then be in effect if such distribution had not been declared.  If the Board of Directors determines “FMV” for purposes of this Section 12.04(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Group Common Stock that receives the distribution over the ten consecutive Trading Day period for such Group Common Stock ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

(i) With respect to an adjustment pursuant to this Section 12.04(c) where there has been a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) on a Group Common Stock, except as provided in clause (ii) or clause (iii) of this subsection, the number of shares of such Group Common Stock in the applicable Group Component of the Securities Basket will be adjusted based on the following formula:

GCS GCS0	x	FMV0 + MP0 MP0

where,

GCS0	=	the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;
GCS	=	the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off;
FMV0	=

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of such Group Common Stock applicable to one share of such Group Common Stock over the first ten consecutive Trading Day period for such Group Common Stock immediately following, and including, the Ex-Dividend Date for the Spin-Off (such period, and as used in this Section 12.04(c)(i), the “Valuation Period”), and

MP0	=	the average of the Last Reported Sale Prices of such Group Common Stock over the Valuation Period.

The adjustment to the number of shares of such Group Common Stock in the applicable Component of the Securities Basket under the preceding paragraph of this Section 12.04(c)(i) shall be made immediately after the opening of business on the day after the last day of the Valuation Period, but shall become effective as of the opening of business on the Ex-Dividend Date for the Spin-Off.  If the Ex-Dividend Date for the Spin-Off is less than ten consecutive Trading Days for the Securities Basket prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 12.04(c)(i) to ten consecutive Trading Days for such Group Common Stock shall be deemed replaced, for purposes of calculating the affected number of shares of such Group Common Stock in the applicable Component of the Securities Basket in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Cash Settlement Averaging Period.  For purposes of determining the number of shares of such Group Common Stock in the applicable Component, in respect of any conversion during the ten consecutive Trading Days for the Securities Basket commencing on the Ex-Dividend Date of any Spin-Off, references within this Section 12.04(c)(i) related to Spin-Offs to ten consecutive Trading Days for such Group Common Stock shall be deemed replaced with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the Conversion Date for such conversion.

(ii) Notwithstanding clause (i) above, but subject to clause (iii) below, with respect to an adjustment pursuant to this Section 12.04(c) where there has been (x) a

Spin-Off of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company that holds, directly or indirectly, 80% or more of the fair market value (as determined by the Board of Directors) of the assets attributed to a Group to holders of the related Group Common Stock or (y) a Mandatory Distribution Event with respect to a Group Common Stock (other than a Mandatory Distribution Event which would be covered by Section 12.04(d)) (the Group Common Stock receiving such dividend in the case of clause (x) or (y), the “Participating Group Common Stock” and the security distributed to such Participating Group Common Stock, the “Distributed Security”), the Conversion Rate (rather than the number of shares of the Participating Group Common Stock in the applicable Component of the Securities Basket) will be adjusted based on the following formula:

CR CR0	x	FMV0 + MP0+ MP1+ MP2 MP0+ MP1+ MP2

where,

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;
CR	=	the applicable Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off;
FMV0	=

the average of the Last Reported Sale Prices of the Distributed Security distributed to holders of the Participating Group Common Stock applicable to the number of shares of the Participating Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off over the first ten consecutive Trading Days for such Distributed Security immediately following, and including, the Ex-Dividend Date for the Spin-Off (such period, and as used in this Section 12.04(c)(ii), the “Valuation Period”);

MP0	=

the average of the Last Reported Sale Prices of the Participating Group Common Stock over the Valuation Period multiplied by the number of shares of the Participating Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;

MP1	=

the average of the Last Reported Sale Prices of a Group Common Stock that is not any Participating Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off; and

MP2	=

the average of the Last Reported Sale Prices of any other Group Common Stock that is not any Participating Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 12.04(c)(ii) shall be made immediately after the opening of business on the day after the last day of the Valuation Period, but shall become effective as of the opening of business on the Ex-Dividend Date for the Spin-Off.  If the Ex-Dividend Date for the Spin-Off is less than ten consecutive Trading Days for the Securities Basket prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 12.04(c)(ii) to ten consecutive Trading Days shall be deemed replaced, for purposes of calculating the applicable Conversion Rate in respect of that conversion, with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Cash Settlement Averaging Period.  For purposes of determining the applicable Conversion Rate, in respect of any conversion during the ten consecutive Trading Days for the Securities Basket commencing on the Ex-Dividend Date of any Spin-Off, references within this Section 12.04(c)(ii) to ten consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the Conversion Date for such conversion. If (x) a Spin-Off to which this Section 12.04(c)(ii) relates involves more than one Group Common Stock or (y) any Trading Day described in this Section 12.04(c)(ii) is not a Trading Day for each Group Common Stock and the Distributed Security, then the  Board of Directors shall make such adjustments to the Conversion Rate as are necessary or appropriate to effect the intent of this Section 12.04(c)(ii) and the other provisions of this Section 12 and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.

(iii) Notwithstanding clause (i) or clause (ii) above, if (1) a Spin-Off is of all or substantially all of the Company’s property and assets, (2) an entity (a “Successor Entity”) comprising all or substantially all of the Company’s property and assets at the time of the Spin-Off, whose equity interests are distributed in the Spin-Off, will become the obligor under the Notes pursuant to Article 10 in connection with the Spin-Off, and (3) the shares of common stock or similar equity interests of the Successor Entity received by holders of a Group Common Stock in the Spin-Off (the Group Common Stock receiving such dividend, and as used in this Section 12.04(c)(iii), the “Participating Group Common Stock”) are or will be immediately following the Spin-Off Publicly Traded Securities, the Company will give notice to the Noteholders and the Trustee no less than fifty business days prior to the proposed effective date of such Spin-Off, that such shares of common stock or similar equity interests of the Successor Entity will replace the Securities Basket for purposes of calculating Settlement Amounts due upon conversion of the Notes.  Following completion of the related Spin-Off, the Settlement Amount for the Notes shall thereafter be based upon the number and type of such shares of common stock (or similar equity interests) of the Successor Entity determined by applying the formula below to the Conversion Rate (and references to Group Common Stock and Securities Baskets shall apply instead to such number and type of such shares of common stock or similar equity interests of the Successor Entity, except as the context requires). Any Spin-Off involving a Successor Entity pursuant to this paragraph shall not constitute a Fundamental Change or Make-Whole Fundamental Change, and the Noteholders shall have no right to cause the Company to repurchase their Notes or to convert their Notes at an increased conversion rate as a result of the relevant transaction.

CR CR0	x N x	FMV0 + FMV1 FMV0

where

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;
CR	=	the applicable Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off;

FMV0	=

the average of the Last Reported Sale Prices of the common stock or similar equity interests of the Successor Entity received by the holders of the Participating Group Common Stock in the Spin-Off applicable to the number of shares of such Participating Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off over the first ten consecutive Trading Days for such common stock or similar equity interests immediately following, and including, the Ex-Dividend Date for the Spin-Off (as used in this Section 12.04(c)(iii), the “Valuation Period”);

FMV1	=

the sum of the products of the average of the Last Reported Sale Prices of each Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off; and

N	=

the number of shares of common stock or similar equity interest of the Successor Entity distributed to holders of Participating Group Common Stock in the Spin-Off applicable to the number of shares of such Participating Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off.

If more than one Group Common Stock is a Participating Group Common Stock, then the Board of Directors shall make such adjustments to the Conversion Rate as are necessary or appropriate to effect the intent of this Section 12.04(c)(iii) and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 12.04(c)(iii) shall be made immediately after the open of business on the day after the last day of the Valuation Period, but shall become effective as of the opening of business on the Ex-Dividend Date for the Spin Off.  If the Ex-Dividend Date for the Spin Off is less than ten consecutive Trading Days for the Securities Basket prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 12.04(c)(iii) to ten consecutive Trading Days shall be deemed replaced, for purposes of determining and calculating the affected daily Conversion Rates in respect of that conversion, with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Ex-Dividend Date for the Spin Off to, and including, the last Trading Day of such Cash Settlement Averaging Period.

For purposes of determining the Conversion Rate, in respect of any conversion during the ten consecutive Trading Days for the Securities Basket commencing on the Ex-Dividend Date for any Spin Off, references within this Section 12.04(c)(iii) to ten consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Ex-Dividend Date for the Spin Off to, but excluding, the Conversion Date for such conversion.

In no event shall the number of shares of Group Common Stock in any Component of the Securities Basket or the Conversion Rate be decreased pursuant to this Section 12.04(c) (other than as a result of the succession of a Successor Entity pursuant to clause (iii)).

(d)If any cash dividend or distribution is made to all or substantially all holders of outstanding Group Common Stock, then the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be increased based on the following formula:

GCSGCS0	x	SP0 SP0 – C

where

GCS0	=

the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

GCS	=

the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=

the average of the Last Reported Sale Prices of such Group Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company pays or distributes to the holders of such Group Common Stock.

Such adjustment to the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall become effective immediately after the opening of business on the Ex-Dividend Date for such dividend or distribution; provided that if “C” as set forth above is equal to or greater than “SP0” of the Group Common Stock that receives the dividend or distribution as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of such Group Common Stock, for each $1,000 principal amount of Notes, the amount of cash such holder would have received had such holder owned a number of shares of such Group Common Stock equal to the product of (x) the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution and (y) the Conversion Rate immediately prior to the Record Date for such dividend or distribution.  If such dividend or distribution is not so paid or made, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall again be adjusted to be the number of shares that would then be in effect if such dividend or distribution had not been declared.

In no event shall the number of shares of Group Common Stock in any Component of the Securities Basket or the Conversion Rate be decreased pursuant to this Section 12.04(d).

(e)If (i) the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for a Group Common Stock, and (ii) the cash and value of any other consideration included in the payment per share of such Group Common Stock exceeds the average of the Last Reported Sale Prices of such Group Common Stock over the ten consecutive Trading Day period for such Group Common Stock commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall be increased based on the following formula:

GCS GCS0	x	AC + (SP x OS) OS0 x SP

where

GCS0	=

the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the Trading Day for such Group Common Stock next succeeding the Expiration Date;

GCS	=

the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the Trading Day for such Group Common Stock next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of such Group Common Stock purchased in such tender or exchange offer;
OS0	=

the number of shares of such Group Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS	=	the number of shares of such Group Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and
SP	=

the average of the Last Reported Sale Prices of such Group Common Stock over the ten consecutive Trading Day period for such Group Common Stock commencing on, and including, the Trading Day next succeeding the Expiration Date.

Such adjustment to the number of shares of such Group Common Stock in the applicable Component of the Securities Basket under this Section 12.04(e) shall become effective at the opening of business on the Trading Day for the applicable Group Common Stock next succeeding the Expiration Date.  If the Trading Day for the Securities Basket next succeeding the Expiration Date is less than ten consecutive Trading Days for the Securities Basket prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 12.04(e) to ten consecutive Trading Days shall be deemed replaced, for purposes of calculating the affected daily number of shares of such Group Common Stock in the applicable Component of the Securities Basket in respect of that conversion, with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Trading Day for the Securities Basket next succeeding the Expiration Date to, and including, the last Trading Day of such Cash Settlement Averaging Period.

For purposes of determining the number of shares of such Group Common Stock in the applicable Component of the Securities Basket, in respect of any conversion during the ten consecutive Trading Day period for the Securities Basket commencing on the Trading Day for the Securities Basket next succeeding the Expiration Date, references within this Section 12.04(e) to a ten consecutive Trading Days period shall be deemed replaced with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, the Conversion Date for such conversion.  If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any or all or any portion of such purchases or all such purchases are rescinded, the number of shares of such Group Common Stock in the applicable Component of the Securities Basket shall again be adjusted to be the number of shares that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that had been effected.

In no event shall the number of shares of Group Common Stock in any Component of the Securities Basket or the Conversion Rate be decreased pursuant to this Section 12.04(e).

(f)If the Company shall redeem, whether pursuant to a Mandatory Redemption Event or otherwise (a “Redemptive Split-Off”), all of the outstanding shares of a Group Common Stock (the “Redeemed Group Common Stock”) for shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the

Company, or of any other Person (other than shares of Capital Stock, or similar equity interest, that are eligible for treatment as “reference property” covered by Section 12.05) (as used in this Section 12.04(f), the “Redemption Distributed Security”), or for cash (other than pursuant to a Successor Redemptive Event, which is covered by Section 12.05), the Conversion Rate will be adjusted based on the following formula:

CR CR0	x	FMV0 + MP0+ MP1 MP0+ MP1

where

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the effective date of the Redemptive Split-Off;
CR	=	the applicable Conversion Rate in effect immediately after the open of business on the effective date of the Redemptive Split-Off;
FMV0	=

the average of the Last Reported Sale Prices of the Redemption Distributed Security received by the holders of the Redeemed Group Common Stock in the Redemptive Split-Off (or, if cash was received, the amount of cash received by such holders) applicable to the number of shares of the Redeemed Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the effective date of the Split-Off over the first ten consecutive Trading Days for such Redemption Distributed Security immediately following, and including, the effective date of the Redemptive Split-Off (such period, and as used in this Section 12.04(f), the “Valuation Period”);

MP0	=

the average of the Last Reported Sale Prices of a Group Common Stock that is not the Redeemed Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the effective date of the Redemptive Split-Off; and

MP1	=

the average of the Last Reported Sale Prices of any other Group Common Stock that is not the Redeemed Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the effective date of the Redemptive Spin-Off.

Effective as of the open of business on the effective date for the Split-Off, the Component of the Securities Basket for the Redeemed Group Common Stock shall be eliminated.

Such adjustment to the Conversion Rate shall be made immediately after the open of business on the day after the last day of the Valuation Period, but shall become effective as of the opening of business on the effective date of the Redemptive Split-Off.  If the effective date of the Redemptive Split-Off is less than ten consecutive Trading Days for the Securities Basket prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 12.04(f) to ten consecutive Trading Days shall be deemed replaced, for purposes of determining and calculating the affected daily Conversion Rates in respect of that conversion, with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the effective date for the Redemptive Split- Off to, and including, the last Trading Day of such Cash Settlement Averaging Period.  For purposes of determining the Conversion Rate, in respect of any conversion during the ten consecutive Trading Days for the Securities Basket commencing on the effective date of the Redemptive Split-Off, references within this Section 12.04(f) to ten consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the effective date of the

Redemptive Split-Off to, but excluding, the Conversion Date for such conversion. If (x) a Redemptive Split-Off to which this Section 12.04(f) relates involves more than one Group Common Stock or (y) any Trading Day described in this Section 12.04(f) is not a Trading Day for each Group Common Stock and the Redemption Distributed Security, then the  Board of Directors shall make such adjustments to the Conversion Rate as are necessary or appropriate to effect the intent of this Section 12.04(f) and the other provisions of this Section 12 and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.

(g)If the Company shall partially redeem, whether pursuant to a Mandatory Redemption  Event or otherwise (a “Partial Redemptive Split-Off”), 80% or more (but not all) of the outstanding shares of a Group Common Stock (such Group Common Stock, the “Partially Redeemed Group Common Stock”) for shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, or of any other Person (other than shares of Capital Stock, or similar equity interest, that are eligible for treatment as “reference property” covered by Section 12.05) (as used in this Section 12.04(g), the “Redemption Distributed Security”), or for cash (other than pursuant to a Successor Redemptive Event, which is covered by Section 12.05), the Conversion Rate will be adjusted based on the following formula:

CR CR0	x	FMV0 + MP0+ MP1+ MP2 MP0+ MP1+ MP2

where

CR0	=	the applicable Conversion Rate in effect immediately prior to the open of business on the effective date of the Partial Redemptive Split-Off;
CR	=	the applicable Conversion Rate in effect immediately after the open of business on the effective date of the Partial Redemptive Split-Off;
FMV0	=

the average of the Last Reported Sale Prices of the Redemption Distributed Security distributed to holders of the Partially Redeemed Group Common Stock (or, if cash was received, the amount of cash received by such holders) applicable to the number of Partially Redeemed Group Shares (as defined below) over the first ten consecutive Trading Days for such Redemption Distributed Security immediately following, and including, the effective date of the Partial Redemptive Split-Off (such period, and as used in this Section 12.04(g), the “Valuation Period”);

MP0	=

the average of the Last Reported Sale Prices of the Partially Redeemed Group Common Stock over the Valuation Period multiplied by the Adjusted Number (as defined below) of shares of the Partially Redeemed Group Common Stock in the applicable Component of the Securities Basket;

MP1	=

the average of the Last Reported Sale Prices of a Group Common Stock that is not the Partially Redeemed Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the effective date of the Partial Redemptive Split-Off; and

MP2	=

the average of the Last Reported Sale Prices of any other Group Common Stock that is not the Partially Redeemed Group Common Stock over the Valuation Period multiplied by the number of shares of such Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the effective date of the Partial Redemptive Split-Off.

Effective immediately after the opening of business on the effective date of the Partial Redemptive Split-Off, the number of shares of the Partially Redeemed Group Common Stock in the applicable Component of the Securities Basket will be adjusted based on the following formula (as so adjusted, the “Adjusted Number”):

GCS GCS0	x	OS OS0

where

GCS0	=

the number of shares of the Partially Redeemed Group Common Stock in the applicable Component of the Securities Basket in effect immediately prior to the open of business on the effective date of the Partial Redemptive Split-Off;

GCS	=

the number of shares of the Partially Redeemed Group Common Stock in the applicable Component of the Securities Basket in effect immediately after the open of business on the effective date of the Partial Redemptive Split-Off;

OS0	=	the number of shares of the Partially Redeemed Group Common Stock outstanding immediately prior to the open of business on the effective date of the Partial Redemptive Split-Off; and
OS	=	the number of shares of the Partially Redeemed Group Common Stock outstanding immediately after the open of business on the effective date of the Partial Redemptive Split-Off.

The difference between (x) the number of shares of the Partially Redeemed Group Common Stock in the applicable Component of the Securities Basket immediately prior to the open of business on the Ex-Dividend Date and (y) the Adjusted Number of shares of Partially Redeemed Group Common Stock after giving effect to the foregoing adjustment is referred to as the “Partially Redeemed Group Shares.”

The adjustment to the Conversion Rate set forth in this Section 12.04(g) shall be made immediately after the opening of business on the day after the last day of the Valuation Period, but shall become effective as of the opening of business on the effective date of the Partial Redemptive Split-Off.  If the effective date of the Partial Redemptive Split-Off is less than ten consecutive Trading Days for the Securities Basket prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 12.04(g) to ten consecutive Trading Days shall be deemed replaced, for purposes of calculating the applicable Conversion Rate in respect of that conversion, with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the effective date of the Partial Redemptive Split-Off to, and including, the last Trading Day of such Cash Settlement Averaging Period.  For purposes of determining the applicable Conversion Rate, in respect of any conversion during the ten consecutive Trading Days for the Securities Basket commencing on the effective date of the Partial Redemptive Split-Off, references within this Section 12.04(g) to ten consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days for the Securities Basket as have elapsed from, and including, the effective date of the Partial Redemptive Split-Off to, but excluding, the Conversion Date for such conversion. If (x) a Partial Redemptive Split-Off to which this Section 12.04(g) relates involves more than one Group Common Stock or (y) any Trading Day described in this Section 12.04(g) is not a Trading Day for each Group Common Stock and the Redemption Distributed Security, then the  Board of Directors shall make such adjustments to the Conversion Rate as are necessary or appropriate to effect the intent of this Section 12.04(g) and the other provisions of this Section 12 and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.

(h)The term “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of a Group Common Stock (or other security) have the right to receive any cash, securities or other property or in which a Group Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(i)Notwithstanding this Section 12.04 or any other provision of this Indenture or the Notes, if any adjustment to the Conversion Rate or the number of shares of a Group Common Stock in a Component of the Securities Basket becomes effective, or any Ex-Dividend Date for any issuance, dividend or distribution or effective date for any Redemptive Split-Off or Partial Redemptive Split-Off (relating to a required adjustment to the Conversion Rate or the number of shares of any Group Common Stock in a Component of the Securities Basket) occurs, during the period beginning on, and including, the open of business on a Conversion Date and ending on the close of business on the last Trading Day of a related Cash Settlement Averaging Period, the Board of Directors shall make adjustments to the Conversion Rate or the number of shares in such Component and the amount of cash payable upon conversion of the Notes, as the case may be, as are necessary or appropriate to effect the intent of this Section 12.04 and the other provisions of this Article 12 and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.  Any adjustment made pursuant to this Section 12.04(i) shall apply in lieu of the adjustment or other term that would otherwise be applicable.

(j)In addition to those required by clauses (a), (b), (c), (d), (e), (f) and (g) of this Section 12.04, and to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Global Select Market, the Company from time to time may increase the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket by any amount for a period of at least twenty Business Days if the Board of Directors determines that such increase would be in the Company’s best interest.  In addition, the Company may also (but is not required to) increase the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket to avoid or diminish any income tax to holders of a Group Common Stock or rights to purchase a Group Common Stock in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event.  Whenever the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket is increased pursuant to the preceding sentence, the Company shall mail to the holder of each Note at its last address appearing on the Note Register provided for in Section 2.05 a notice of the increase at least fifteen days prior to the date the increased Conversion Rate or number of shares of Group Common Stock in a Component of the Securities Basket takes effect, and such notice shall state the increased Conversion Rate or number of shares of Group Common Stock in such Component and the period during which it will be in effect.

(k)No adjustment to the applicable Conversion Rate or number of shares of Group Common Stock in a Component of the Securities Basket is required:

(i) upon the issuance of any shares of a Group Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of a Group Common Stock under any plan;

(ii) upon the issuance of any shares of a Group Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of a Group Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv) for ordinary course of business stock repurchases including structured or derivative transactions, pursuant to a stock repurchase program approved by the Board of Directors (but, for the avoidance of doubt, excluding tender offers or exchange offers described in Section 12.04(e));

(v) for a change in the par value of a Group Common Stock;
(vi) for accrued and unpaid interest, including Additional Interest, if any; or

(vii) for a partial redemption, whether pursuant to a Mandatory Redemption Event or otherwise, of less than 80% of the outstanding shares of a Group Common Stock for shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, or of any other Person (other than shares of Capital Stock, or similar equity interest, that are eligible for treatment as “reference property” covered by Section 12.05).

(l)All calculations and other determinations under this Article 12 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000) of a share.

(m)The Company shall not be required to make an adjustment in the Conversion Rate or to the number of shares of Group Common Stock in a Component of the Securities Basket unless the adjustment would require a change of at least 1% in the Conversion Rate or such number of shares.  However, the Company shall carry forward any adjustments that are less than 1% of the Conversion Rate or number of shares in a Component of the Securities Basket and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any conversion of Notes, and (ii) on each Trading Day of any Cash Settlement Averaging Period.

(n)Except as set forth in this Article 12, the Company shall not adjust the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket.

(o)Whenever the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate or number of shares of Group Common Stock in such Component after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket and may assume without inquiry that the last Conversion Rate or number of shares in each Component of the Securities Basket of which it has knowledge is still in effect.  Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate or the number of shares of Group Common Stock in the applicable Component of the Securities Basket setting forth the adjusted Conversion Rate or number of shares in such Component and the date on which each adjustment becomes effective and shall mail such notice of such adjustment to the holder of each Note at its last address appearing on the Note Register provided for in Section 2.05 of this Indenture, within ten days of the effective date of such adjustment and shall issue a press release containing the relevant information (and make the press release available on its website).  Failure to deliver such notice or issue such press release (and make such press release available on the Company’s website) shall not affect the legality or validity of any such adjustment.”

(h) Section 12.05 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.05Effect of Reclassification, Consolidation, Merger or Sale.  Upon the occurrence of (i) any reclassification or change of the outstanding shares of a Group Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination covered by Section 12.04(a)), (ii) any consolidation, merger, combination or binding share exchange involving the Company, or (iii) any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person (including, for the avoidance of doubt, a Successor Redemptive Event but excluding a Spin-Off to which Section 12.04(c)(iii) applies), in each case as a result of which holders of the applicable Group Common Stock shall be entitled to receive cash, securities or other property or assets (the “Reference Property”) with respect to or in exchange for such Group Common Stock (any such event a “Merger Event”), then:

(a)the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) permitted under Section 9.01 providing for the conversion and settlement of the Notes as set forth in this Indenture.  Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 12.  If, in the case of any Merger Event, the Reference Property includes shares of stock, other securities or other property or assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Directors and practicable the provisions providing for the repurchase rights set forth in Article 13 herein.

In the event the Company shall execute a supplemental indenture pursuant to this Section 12.05, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of securities or property or assets (including cash or any combination thereof) that will comprise the Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Noteholders and make such notice available on its website.  The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Noteholder, at its address appearing on the Note Register provided for in this Indenture, within twenty days after execution thereof.  Failure to deliver such notice and make such notice available on the Company’s website shall not affect the legality or validity of such supplemental indenture.

(b)Notwithstanding the provisions of Section 12.02(b), and subject to the provisions of Section 12.01, Section 12.03 and the remaining provisions of this Section 12.05(b), at and after the effective time of such Merger Event, (i) the Settlement Amount shall be based upon Reference Property consisting of the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Group Common Stock in each Group Component of the Securities Basket immediately prior to such Merger Event, multiplied by the Conversion Rate, would have owned or been entitled to receive upon such transaction  (subject to Section 12.02), and (ii) the related Conversion Obligation shall be settled as set forth under clause (d) below, it being understood and agreed that for purposes of Section 12.01(b), references therein to “the Last Reported Sale Price of a Group Common Stock” shall be deemed at and after the effective time of such Merger Event to be references to “the Last Reported Sale Price of a unit of Reference Property comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of the number of shares of Group Common Stock in each Component of the Securities Basket immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration” and references therein to “the Daily VWAP” shall be deemed at and after the effective time of such Merger Event to be references to “the Daily VWAP of the unit or units of Reference Property comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Group Common Stock in each Component of the Securities Basket immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration.”  In the case of a Successor Redemptive Event involving less than all of the Group Common Stocks or less than all of a Group Common Stock, the Board of Directors shall make such adjustments to the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) constituting the Reference Property into which the Notes are convertible, and on which the Settlement Amount shall be based, as are necessary or appropriate to compensate for the fair market value of the Group Common Stocks (or portion thereof) included in each of the applicable Components of the Securities Basket in effect immediately prior to the effective date of the Successor Redemptive Event which are not involved in the Successor Redemptive Event and to give effect to the intent of this Article 12, and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors. The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 12.05.  None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, as set forth in Section 12.01 and Section 12.02 prior to the effective date of such Merger Event.

(c)If the Company distributes to all or substantially all holders of a Group Common Stock shares of (i) any series of the Company’s Capital Stock (other than a Group Common Stock or any Excluded Group Common Stock) constituting Publicly Traded Securities or (ii) shares of Group Common Stock pursuant to any Optional Conversion Event or Mandatory Conversion Event, those distributed shares shall be treated as Reference Property rather than resulting in any adjustment to the Conversion

Rate or the number of shares of a Group Common Stock in any Component of the Securities Basket, in accordance with Section 12.04.

(d)With respect to each $1,000 principal amount of Notes surrendered for conversion after the effective date of any such Merger Event, the Company’s Conversion Obligation shall be settled in cash in accordance with Section 12.02(a) as follows:

(A) the Company shall pay to the converting Noteholder cash in an amount, per $1,000 principal amount of Notes equal to the sum of the Daily Settlement Amounts for each of the forty consecutive Trading Days during the related Cash Settlement Averaging Period, such Daily Settlement Amounts determined as if the reference to “the Daily VWAP of the Securities Basket” in the definition thereof were instead a reference to “the Daily VWAP of a unit or units of Reference Property comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Group Common Stock in each Component of the Securities Basket immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration” (as such unit or units of Reference Property may be adjusted by the Board of Directors, in the case of a Successor Redemptive Event involving less than all the Group Common Stocks or less than all of a Group Common Stock, pursuant to Section 12.05(b) above);

(B) The Daily Settlement Amounts shall be determined by the Company promptly following the last day of the Cash Settlement Averaging Period.

(C) For purposes of this Section 12.05, the “Weighted Average Consideration” shall mean the weighted average of the types and amounts of consideration received by the holders of each Group Common Stock entitled to receive cash, securities or other property or assets with respect to or in exchange for such Group Common Stock in any Merger Event who affirmatively make such an election.

(D) The Company shall notify the holders of the Notes of the Weighted Average Consideration as soon as practicable after the Weighted Average Consideration is determined.

(e)The provisions of this Section shall similarly apply to successive Merger Events.”

(i) Section 12.06 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.06Responsibility of Trustee.  The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Noteholder to determine the Conversion Rate or the number of shares of Group Common Stock in any Component of the Securities Basket (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate or the number of shares in any Component of the Securities Basket, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same.  The Trustee and any other Conversion Agent shall not be accountable with respect to the amount of any cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto.  Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to pay any cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article.  Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 12.05 relating to the amount of cash receivable by Noteholders upon the conversion of their Notes after any event referred to in such Section 12.05 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.  Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 12.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 12.01(b) with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 12.01(b).”

(j) Section 12.07 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.07Notice to Noteholders Prior to Certain Actions.  In case:

(a)the Company shall declare a dividend (or any other distribution) on a Group Common Stock that would require an adjustment in the Conversion Rate or the number of shares of Group Common Stock in any Component of the Securities Basket pursuant to Section 12.04; or

(b)the Company shall authorize the granting to all of the holders of a Group Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; or

(c)of any reclassification of a Group Common Stock of the Company (other than a subdivision or combination of outstanding Group Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d)of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

the Company shall cause to be filed with the Trustee and to be mailed to each Noteholder at its address appearing on the Note Register, provided for in Section 2.05 of this Indenture, as promptly as possible but in any event at least twenty days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Group Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Group Common Stock of record shall be entitled to exchange their Group Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.”

(k) Section 12.08 of the Original Indenture is amended and restated to read in full as follows:

“SECTION 12.08Stockholder Rights Plans.To the extent that the Company shall have a stockholder rights plan or another rights plan in effect in the future, if prior to the time of conversion,  rights have separated from the shares of any Group Common Stock in accordance with the provisions of the applicable stockholder rights agreement, the number of shares of such Group Common Stock in each Component of the Securities Basket will be adjusted at the time of separation as if the Company has distributed to all holders of such Group Common Stock, shares of the Company’s Capital Stock, evidence of indebtedness or assets or property as provided in Section 12.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.”

(l) Section 13.01(b)(vii) of the Original Indenture is amended and restated to read in full as follows:

“(vii)if applicable, the applicable Conversion Rate and the number of shares in each Group Component of the Securities Basket, and any adjustments to the applicable Conversion Rate or number of shares in any Group Component of the Securities Basket;”

SECTION 4.	Conversions After or Spanning the Effective Time; Related Matters.

(a) Notwithstanding anything to the contrary in the Original Indenture, the Notes or this Supplemental Indenture, if a Conversion Date for the conversion of a Note occurs on or after the date of the Effective Time, then the Settlement Amount for such conversion shall be determined as provided in this Supplemental Indenture; provided, however, that, notwithstanding anything to the contrary in the Original Indenture, the Notes or this Supplemental Indenture, if the date on which the Company is obligated to pay the Settlement Amount (the third Trading Day immediately following the last Trading Day of the Cash Settlement Averaging Period) is on or after the date of the Effective Time and any “Daily VWAP” (as defined pursuant to the terms of the Indenture in effect prior to the Effective Time) of the Cash Settlement Averaging Period for such conversion occurs before the date of the Effective Time, then (i) the Settlement Amount for such conversion on account of each such Daily Settlement Amount of such Cash Settlement Averaging Period occurring before the date of the Effective Time shall be determined pursuant to the terms of the Original Indenture; and (ii) the Settlement Amount for such conversion on account of each Daily Settlement Amount of such Cash Settlement Averaging Period occurring on or after the Effective Time shall be determined pursuant to the terms hereof.

(b) Notwithstanding anything to the contrary in the Original Indenture, the Notes or this Supplemental Indenture, if any Trading Day during a Measurement Period referred to in Section 12.01(b) of the Original Indenture occurs on the date of the Effective Time, then, for purposes of determining whether the condition set forth in Section 12.01(b) has been satisfied, such condition shall be calculated (i) pursuant to the terms of the Original Indenture for each such Trading Day occurring before the date of the Effective Time and (ii) pursuant to the terms of the Indenture in effect from and after the Effective Time for each such Trading Day occurring on or after the date of the Effective Time.

For purposes of this Section 4, “Effective Time” means the first date that the Common Stock trades, regular way, on the applicable exchange or market, during regular trading hours, and for which there is a Last Reported Sale Price or Daily VWAP, as applicable, for each of the Liberty Braves Common Stock, the Liberty Media Common Stock and the Liberty SiriusXM Common Stock, in each case after giving effect to the Reclassification.

SECTION 5.	Global Notes

Each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Original Indenture as amended hereby.

SECTION 6.	Ratification and Effect.

Except as hereby expressly amended, the Original Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  Upon and after the execution of this Supplemental Indenture, and the occurrence of the Reclassification Effective Time, the Original Indenture shall be supplemented in accordance herewith, this Supplemental Indenture shall form a part of the Original Indenture for all purposes and each reference in the Original Indenture to the Indenture shall mean and be a reference to the Original Indenture as amended hereby.

SECTION 7.	Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.	The Trustee.

The recitals in the Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.  The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 9.	Conflicts.

To the extent of any inconsistency between the terms of the Original Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 10.	Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Original Indenture set forth herein.  All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.  The section headings are for convenience only and shall not affect the construction hereof.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

LIBERTY MEDIA CORPORATION

By:	/s/Christopher W. Shean
Name:	Christopher W. Shean
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name:	Christopher J. Grell
Title:	Vice President

Signature Page to Supplemental Indenture